Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2011 Financial Results

Cash and Equivalents Approximately $280 Million;

Debt-to-Equity Ratio 1:8;

Live Conference Call and Webcast Scheduled for 9:00 am EDT Today at www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--October 26, 2011--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that aggregate partner company revenue for the three months and nine months ended September 30, 2011 was $46 million and $131 million, respectively. Aggregate technology partner company revenue was $41 million, up 26%, and $115 million, up 46%, for the three months and nine months ended September 30, 2011, respectively. For our life sciences partner companies we do not expect significant revenue to be generated by these companies until they are further along in their development. Safeguard reiterated its previously announced guidance for 2011 aggregate partner company revenue of $175 million to $182 million. Aggregate revenue for the same partner companies for 2007, 2008, 2009 and 2010 was $31.5 million, $51.4 million, $78.3 million, and $140 million, respectively. Revenue for Safeguard’s partner companies is reported on a one-quarter lag.

“We continue to remain focused and disciplined in the execution of our game plan to drive value for our partner companies and our shareholders,” said Peter J. Boni, President and Chief Executive Officer of Safeguard. “Despite volatile capital markets and a wobbly economy, Safeguard continues to fire on all cylinders―realizing value through well-timed exit transactions and deploying capital in new growth opportunities. Our mounting success and improved balance sheet strength are generating increased awareness of the Safeguard brand. I’m confident that our talented team will continue to build upon Safeguard’s positive momentum as the preferred catalyst to build great companies and to realize additional gains for our shareholders.”

Boni continued, “The sales of partner companies Advanced BioHealing, Avid Radiopharmaceuticals, Clarient and Portico Systems to Shire, Eli Lilly, GE Healthcare, and McKesson, respectively, represent well-timed exits with top-tier multinational acquirers yielding cash-on-cash returns ranging from 3x to 13x. With a rich pipeline, we remain confident in our ability to redeploy this realized capital into a mix of development stage, initial revenue stage, expansion stage and high traction stage companies.”

Safeguard’s third quarter consolidated net income was $22.3 million, or $1.07 per share, compared with $0.6 million, or $0.03 per share, for the same period of 2010. For the nine months ended September 30, 2011, consolidated net income was $135.1 million, or $6.52 per share, versus net loss of $18.5 million, or $0.90 per share, in the same 2010 period. The quarter’s income was principally due to a $35.4 million gain on the sale of Portico Systems, partially offset by corporate expenses and equity losses related to partner companies.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer of Safeguard said, “At September 30, Safeguard’s interests in its 13 partner companies represented an aggregate of $167 million in capital deployed. Our net cash, cash equivalents and marketable securities totaled $235 million, as of the same date. The sum of these components is $402 million. Using shares outstanding, this total represents $19 per share. Though we cannot predict or guarantee that we will perform in the future as well as in the past, Safeguard’s aggregate cash-on-cash returns have averaged 2.4x for exit transactions and write-offs relating to partner company relationships created by our current management since January 2006. This track record in combination with the value of assets currently deployed suggests substantial value to our shareholders.”

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in physician offices, laboratory outreach locations, retail clinics and homes where immediate access to test results is critical to improving patient outcomes. Alverix and Becton, Dickinson have co-developed and seek to market, pending regulatory clearance, a proprietary point-of-care system that improves near patient infectious-disease diagnoses. The company remains focused on growing its point-of-care platform business through co-development of near patient test systems with select partners. Safeguard has deployed $7.1 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics is a diagnostic company that is developing a more accurate and comprehensive pre-pregnancy genetic test based on proprietary gene-sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s offering is expected to launch in early 2012 and will allow improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard deployed $6.8 million of capital in Good Start Genetics in September 2010 and has a 26% primary ownership position.

NovaSom provides diagnostic devices and services for home testing and evaluation of sleep-disordered breathing, including obstructive sleep apnea (OSA). NovaSom’s Home Sleep Test has Medicare approval and FDA clearance for diagnosis of OSA in adults, a fast-growing $4 billion domestic market. The company has integrated the system into a cloud-based, collaborative patient-management platform for physicians and payers. NovaSom is using proceeds from a recent equity financing round to fund growth and to increase penetration of payer and provider markets. Safeguard deployed $20 million in NovaSom in June 2011 and has a 32% primary ownership position.

NuPathe (Nasdaq: PATH) is an emerging biopharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101 (also known as Zelrix), is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine, and is the first-ever submission to the U.S. Food and Drug Administration (FDA) of a transdermal patch for migraine treatment. The patch is designed to provide migraine patients fast onset and sustained relief of the cardinal migraine symptoms including headache pain and migraine-related nausea (MRN). On August 30, 2011, NuPathe announced receipt of a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for its migraine patch. Following an end-of-review meeting with the FDA on November 9th to discuss the questions the FDA raised in its CRL, NuPathe expects to determine the timing of the resubmission of its NDA and the commercial launch of its migraine patch. In addition to NP101, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, for which the company plans to partner, and NP202, in preclinical development, for the long-term treatment of schizophrenia and bipolar disorder. NuPathe’s initial public offering of common stock in August 2010 raised $50 million in gross proceeds. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. 100 million pairs of bifocals and progressive lens are sold per year and every 1% penetration by emPower! translates into approximately $400 million in revenue for PixelOptics. Safeguard deployed $25 million in PixelOptics in April 2011 for a 25% primary ownership position.

Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Safeguard led Putney’s $21 million Series C financing in September 2011, together with NewSpring Capital, providing capital to expand the company’s product pipeline, sales and marketing capabilities and other operations. While Americans fill 78% of their own prescriptions with generics, only 6% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. Veterinary industry observers estimate that generics will account for half of all pet medications within a decade. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. Putney has approximately 20 generic drugs in the development pipeline. During the quarter, Putney was named to the Inc. 5000 list of fast-growing private companies. From 2008 to early 2011, 25 M&A transactions for generic pharmaceutical businesses have been completed at an average revenue multiple of 3x. Safeguard deployed $10 million of capital in Putney and has a 30% primary ownership position.

Tengion (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with programs for urologic, renal and gastrointestinal regeneration based on its proprietary Autologous Organ Regeneration Platform™. Tengion expects to submit to the FDA additional clinical data and proposed modifications to the surgical approach for Neo-Urinary Conduit™, the company’s lead product candidate in bladder cancer patients requiring a urinary diversion after bladder removal. The Neo-Urinary Conduit was granted orphan-drug designation by the FDA, entitling Tengion to seven years of U.S. marketing exclusivity pending regulatory approval. The company also expects to meet with the FDA in late 2011 regarding the path to clinical trials for its Neo-Kidney Augment development program for patients with advanced chronic kidney disease. Safeguard has deployed $9.0 million in Tengion since October 2008, and presently owns approximately 2.5% of the company’s outstanding common shares.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions (AHS) is one of the nation’s top 10 providers of medical billing and practice management services for physicians, ambulatory surgery centers, and other healthcare providers. The company’s proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS efficiently collects financial information and speeds reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions and the company has completed four acquisitions since mid-2009. 2011 revenue is expected to grow to more than $40 million, reflecting 40% growth, with EBITDA growth at more than 50%. The U.S. market opportunity exceeds $4 billion annually with fewer than 20% of physician practices outsourcing billing and practice management. During the quarter, AHS was named to the Inc. 5000 list of fast-growing private companies for the third consecutive year. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com is the premier Career Network, creating targeted connections across thousands of industry, local and specialty communities—including some of the best-known and most well-established career brands on the web. More than 25 million professionals are using Beyond.com to advance their careers, and there are over 15 million resumes posted across its portfolio of sites. During 2011, the company added to its sales and marketing staff, opened a sales office in Indianapolis, announced that downloads of its mobile job search apps surpassed the 1 million mark, and elevated HealthcareJobsite.com to the #1 position among healthcare recruitment sites, according to comScore traffic data and the About.com Readers’ Choice Awards. Beyond.com’s revenues continue to grow steadily. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine acquires customers for Internet, phone, television, wireless, entertainment and other service providers and advertisers through its intelligent online shopping engine and marketing platform. Improvements to Bridgevine’s technology platform helped enhance profitability and drive 2010 revenues to approximately $31 million. Revenue and margin growth are expected to grow substantially in 2011. The company’s business model is highly scalable, enabling significant growth without a proportionate increase in costs. During the quarter, Bridgevine was named to the Inc. 5000 list of fast-growing private companies for the fifth year in a row. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

MediaMath provides enterprise-class technology and services to advertisers and their agencies to make more efficient, effective and profitable marketing decisions. MediaMath brings together all digital media and data across billions of daily impressions, providing a powerful and flexible platform that simplifies planning, execution, optimization and analytics. The company was first to market with its technology in 2007 and continues to build on its advantage. Winning 19 out of 20 head-to-head competitions for new clients against TURN and Invite Media in 2010, MediaMath increased revenues 150% from 2009 and launched its enhanced media buying platform, TerminalOne™, with a user interface that allows marketers to directly manage campaigns according to specific objectives. Safeguard has deployed $16.9 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Swap.com is leading the swap movement in online and offline communities across the world. With a growing user base of more than 1.1 million members, Swap.com brings people together to swap stuff through its award-winning website, local events, homes, schools, and co-branded partnerships. Nearly 4 million swaps have been initiated. In addition, the company recently launched the Swap.com Mobile App for the iPhone, which has already been downloaded by more than 25,000 users. The free Swap.com Mobile App integrates bar code scanning technology to enable frictionless entry of items and instant access to Swap.com's current inventory of 15 million items. Safeguard has deployed $10.5 million of capital into Swap.com since July 2008 and has a 46% primary ownership position.

ThingWorx is a software platform designed to accelerate development of applications connecting people, systems and devices, amplifying productivity through connected intelligence and user-driven information. The platform’s ability to link people and systems with the physical world unlocks value in manufacturing, utilities and energy, as well as in smart homes, cities, agriculture, transportation, and infrastructure. During the third quarter, ThingWorx introduced Version 2.0 of its platform, incorporating features that speed development of new user applications for web browsers and mobile devices. Earlier, the company acquired Palantiri Systems, provider of the AlwaysOnTM software platform that enables collaboration between intelligent equipment. Safeguard deployed $5 million in ThingWorx in February 2011 and has a 30% primary ownership position.

PLATFORM EXPANSION

Safeguard’s partnership with Penn Mezzanine represents our first initiative to augment our capabilities as a growth capital provider and to participate in the management of external sources of capital. This initiative is expected to produce current interest income, as well as future management fee income and profit participation. Managed by a team of experienced mezzanine lenders, this platform will enable Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers.

In August 2011, Penn Mezzanine Fund I closed, having raised more than $64 million in the aggregate, including Safeguard’s $30 million. As of September 30, 2011, Penn Mezzanine had deployed $14.5 million in four companies producing a cash yield of 11.8% since inception. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position. Safeguard expects to deploy up to an additional $26.1 million over the next several years.

SAFEGUARD SCIENTIFICS THIRD QUARTER 2011 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Wednesday, October 26, 2011

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 18966760

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 855-859-2056
(International) +404-537-3406
Replay available through November 9, 2011 at 11:59 pm EST

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of third quarter 2011 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

UPCOMING EVENTS

2011

  November 7 – TechAmerica's The 2011 Classic Financial Conference, San Diego, CA
  November 8-9 – Safeguard Scientifics-Sponsored Investor Meetings, Newport Beach and Los Angeles, CA
  November 10 – Sidoti & Company Emerging Growth Institutional Investor Forum, New York, NY
  November 15-16 – ROTH Capital Partners Non-Deal Road Show, Kansas City and St. Louis, MO
  November 21 – Leerink Swan Mayflower Days, Boston, MA
  November 22 – Philadelphia Securities Exchange Luncheon, Philadelphia, PA
  November 29-30 – IMPACT 2011 Venture Summit Mid-Atlantic, Philadelphia, PA
  December 5-6 – Accredited Members 2011 Winter Small Cap/Micro Cap Investment Research Conference, Tucson, AZ
  December 8 – LD MICRO Conference, Los Angeles, CA
  December 12-14 – Safeguard Scientifics-Sponsored Investor Meetings, Miami, Palm Beach, Boca Raton and Naples, FL

2012

  January 9 – Sidoti & Company Semi-Annual Micro-Cap Conference, New York, NY
  January 10-12 – Needham Growth Conference, New York, NY
  January 17-18 – Noble Financial’s 8th Annual Equity Conference, Hollywood, FL

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com, download our web app at app.safeguard.com, or you can follow us on Twitter (twitter.safeguard.com), LinkedIn (linked.safeguard.com) or YouTube (youtube.safeguard.com).

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010

Assets
Cash, cash equivalents and marketable securities	$265,359	$225,830
Restricted cash equivalents and cash held in escrow	11,570	11,327
Other current assets	1,253	785
Total current assets	278,182	237,942
Ownership interests in and advances to partner companies	117,417	60,256
Available-for-sale securities	5,694	25,447
Long-term marketable securities	15,019	-
Long-term restricted cash equivalents	7,128	11,881
Other	845	1,019
Total Assets	$424,285	$336,545

Liabilities and Equity
Convertible senior debentures - current	$-	$31,289
Other current liabilities	7,766	8,884
Total current liabilities	7,766	40,173
Other long-term liabilities	4,133	5,311
Convertible senior debentures - non-current	45,531	44,630
Total equity	366,855	246,431
Total Liabilities and Equity	$424,285	$336,545

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating expenses	$5,100	$4,256	$15,554	$13,999
Operating loss	(5,100)	(4,256)	(15,554)	(13,999)
Other income (loss), net interest and equity income (loss)	27,431	4,852	150,690	(4,533)

Net income (loss) before income taxes	22,331	596	135,136	(18,532)
Income tax (expense) benefit	-	-	-	-
Net income (loss)	$22,331	$596	$135,136	$(18,532)

Net income (loss) per share:
Basic	$1.07	$0.03	$6.52	$(0.90)
Diluted	$0.98	$0.03	$5.68	$(0.90)

Average shares used in computing income (loss) per share:
Basic	20,790	20,583	20,737	20,502
Diluted	24,291	21,403	24,573	20,502

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating Loss (a)
Life Sciences	$-	$-	$-	$-
Technology	-	-	-	-
Total Segment Results	-	-	-	-
Other Items (c)	(5,100)	(4,256)	(15,554)	(13,999)
	$(5,100)	$(4,256)	$(15,554)	$(13,999)

Net Income (Loss) (b)
Life Sciences	$(4,188)	$7,311	$126,238	$12,208
Technology	32,896	(957)	28,149	(5,259)
Total Segment Results	28,708	6,354	154,387	6,949
Other Items (c)	(6,377)	(5,758)	(19,251)	(25,481)
Net Income (loss)	$22,331	$596	$135,136	$(18,532)
(a) Operating Loss represents the revenue less operating expenses of each segment.

(b) Net Income (Loss) includes the net results of each segment, including other income (loss), net interest and equity income (loss).

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 13 partner companies as of September 30, 2011, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	September 30,
	2011
	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$108,005	$140,224
Other holdings	9,412	37,787
	$117,417	$178,011

Available-For-Sale Securities	$5,694	$27,349

CONTACT:
Safeguard Scientifics
John E. Shave, 610.975.4952
Vice President, Business Development and Corporate Communications